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EXHIBIT 99.1

PRESS RELEASE                                          Source: Proteo Biotech AG

PROTEO, INC./PROTEO BIOTECH AG - MINAPHARM/RHEIN MINAPHARM BIOGENETICS SAE:
PROTEO BIOTECH, GERMANY AND MINAPHARM, EGYPT ENTER INTO DEVELOPMENT AND LICENSE AGREEMENT FOR ELAFIN

Thursday August 9, 12:25 pm ET

PROTEO BIOTECH AG / CONTRACT/ALLIANCE

IRVINE, Calif./KIEL, Germany/CAIRO, Egypt--(BUSINESS WIRE)--Proteo, Inc. (OTCBB:
PTEO; Frankfurt Freiverkehr: WKN: 925981) and its wholly-owned subsidiary Proteo Biotech AG together with Minapharm Pharmaceuticals SAE (Cairo and Alexandria Stock Exchange: MIPH) and its subsidiary Rhein Minapharm Biogenetics SAE announced today:

Proteo and Rhein Minapharm have entered into a license agreement for clinical development, production and marketing of Elafin. Rhein Minapharm will exclusively market Elafin in Egypt, Middle Eastern and African countries. Proteo will receive an upfront payment, milestone-payments and royalties on net product sales. In addition, Minapharm will take over the funding of clinical research activities for the designated region. The agreement schedules the transfer of the biotechnological production process of Elafin to Cairo. This process is based on Hansenula polymorpha, a yeast technology licensed by ARTES Biotechnology GmbH, Germany.

Elafin is a protein that is produced naturally in the skin, lung and breast, protecting the respective tissue from destruction by the immune system. Elafin's ability to block the activity of destructive enzymes that are involved in inflammatory reactions makes it a highly promising active compound for the treatment of inflammatory lung diseases or severe reperfusion injuries occurring after heart attacks, serious injuries and organ transplantation. The excellent tolerability of Elafin in human subjects was demonstrated in a Phase I clinical single dose escalating study.

Birge Bargmann, CEO of Proteo: "This license agreement is an important step to make our innovative drug development available to patients in the near future. With Minapharm, we have won a renowned company to market Elafin in the MENA region."

Wafik Bardissi, M.D., Chairman & CEO of Minapharm: "Adding up Elafin to our pipeline is a significant boost to our clinical development and R&Dprogramme with a promising new molecular entity. The success of Minapharm's currently marketed, novel but still affordable, recombinant DNA products has impressed the medical and business community at large while refuting the perceived dichotomy of financial gains versus moral obligations. We pledge to bridge the gap between innovative therapeutic proteins and needy patients in our part of the world"

About Proteo PROTEO Biotech AG, based in Kiel, Germany was founded in April 2000 and in the same year was taken over by the US-American holding company PROTEO Inc. The company researches, develops and markets compounds for biological and medical research as well as for use as pharmaceuticals. PROTEO holds the production and utilization rights for recombinant human Elafin. PROTEO intends to out-license selected indications and to establish international strategic alliances in order to open up new fields of application and for marketing. On recommendation of the European Medicines Agency (EMEA), Proteo Biotech AG received orphan drug status from the EU commission for its candidate drug Elafin for the treatment of pulmonary arterial hypertension (PAH) and chronic thromboembolic pulmonary hypertension early in 2007. This will safeguard the company's exclusive marketing rights within the EU for a period of 10 years after acquiring approval. The federal state of Schleswig-Holstein funds the innovative development venture of PROTEO Biotech AG with money from the European Fund for Regional Development (EFRE).

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About Minapharm Minapharm, headquartered in Cairo with its production facilities in the tenth of Ramadan, is among the leading prescription medicine companies in Egypt and the Middle East. The company is specialized in the manufacture and marketing of innovative pharmaceuticals and through its subsidiary Rhein-Minapharm-Biogenetics, in the research, development and manufacturing of biopharmaceuticals. Its biotech subsidiary is focussing on the core therapeutic areas of liver disease and thrombosis & haemostasis. With three therapeutic proteins already marketed and several in the pipeline, Minapharm's competence lies in decreasing time to market without compromising ethical and safety standards. By combining its expertise in pharmaceuticals and leadership in biopharmaceuticals Minapharm, along with its worldwide strategic alliances, contributes significantly to the quality of life of many people in the region. Minapharm employs a collective workforce of over 700 and is listed on the Cairo and Alexandria stock exchange (www.minapharm.com)

Forward-Looking Statements Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements and risks and uncertainties involved are further qualified by other factors including, but not limited to those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.